6075 Poplar Avenue
Suite 800
Memphis, TN  38119

Press Release

Contact:	Vivian H. Brooks	FOR IMMEDIATE RELEASE
Phone:	508-347-2368

Exhibit 99.1

Perkins & Marie Callender’s Inc.

Reports Results for the Second Quarter Ended July 13, 2008

Memphis, TN, August 28, 2008 – Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company” or “we”) is reporting today the financial results for its second quarter ended July 13, 2008.

Highlights for the second quarter of 2008 as compared to the second quarter of 2007 were:

•

Total revenues were up 0.7% to $131.0 million in the second quarter of 2008, primarily due to the operation of eleven new Company-operated Perkins restaurants. Since the second quarter of 2007, the Company has opened eight new Perkins restaurants and acquired three Perkins restaurants from franchisees.

•

One Company-operated Perkins restaurant opened during the second quarter of 2008; no Company-operated Perkins restaurants were closed. One Perkins franchised restaurant and one Company-operated Marie Callender’s restaurant were closed during the second quarter of 2008.

•

Perkins restaurants’ comparable sales decreased by 1.9% and Marie Callender’s restaurants’ comparable sales decreased by 3.9% in the second quarter of 2008 as compared to the second quarter of 2007. These declines in comparable sales resulted primarily from a decrease in comparable guest counts at both concepts.

J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, “During the second quarter of 2008, top line sales for both Perkins & Marie Callender's continued to be impacted by the difficult economic environment and shifts in consumer spending habits.  It has been a delicate balancing act taking price increases on both brands while maintaining a strong price/value ratio, managing food costs and continuing to offer a favorable guest experience.  Our management team at Foxtail Foods has diligently addressed a broad range of issues including pricing, productivity, increasing efficiencies and standardization of accounting systems and departmental functions.   We are focused on doing what we do best, stressing our rich heritage, looking at products and ways to advantageously present them, positioning ourselves competitively and maintaining positive approval ratings.”

SECOND QUARTER OF 2008 FINANCIAL RESULTS

Revenues in the second quarter of 2008 increased 0.7% to $131.0 million from $130.1 million in the second quarter of 2007. The increase was primarily due to a $1.5 million increase in sales in the restaurant segment offset by a $0.2 million decrease in sales in the Foxtail segment and a $0.5 million decrease in the franchise segment.

Food cost for the second quarter of 2008 increased to 30.0% of food sales from 27.5% in the second quarter of 2007. Restaurant segment food cost was up by 0.9% to 27.3% of food sales in the second quarter of 2008 as higher commodity costs were partially offset by menu price increases. In the Foxtail segment, food cost increased to 72.9% of food sales in the second quarter of 2008 from 56.5% in the second quarter of 2007 due primarily to higher commodity costs.

Labor and benefits costs, as a percentage of total revenues, increased by 0.7% to 33.0% in the second quarter of 2008 compared to the second quarter of 2007. In the second quarter of 2008, a 0.7% increase in the restaurant segment resulting from increases in average wage rates was partially offset by decreases resulting from headcount reductions in the Foxtail segment.

Operating expenses for the second quarter of 2008 were $34.2 million, or 26.1% of total revenues, compared to $32.6 million, or 25.0% of total revenues in the second quarter of 2007. Restaurant segment operating expenses increased by 0.7% to 27.8% of restaurant sales in the second quarter of 2008 due primarily to increased advertising, utilities, general liability insurance and rent expense. Operating expenses in the Foxtail segment increased by $0.4 million or 2.9% to 13.9% of segment food sales due primarily to higher repair and maintenance and freight costs.

General and administrative expenses were 7.7% of total revenues, a decrease of 0.5% from the second quarter of 2007. The decrease is due primarily to a reduction in legal costs and vacation expense.

Depreciation and amortization was 4.4% of revenues in the second quarters of both 2008 and 2007.

Interest, net was 6.1% of revenues in the second quarter of 2008 compared to 5.5% in the prior year’s second quarter. The 0.6% increase resulted mainly from an increase in the interest rate margins on the Company’s Term Loan and Revolver and from an approximate $6.8 million increase in the average debt outstanding during the second quarter of 2008 compared to the second quarter of 2007.

ADJUSTED EBITDA

The Company defines adjusted EBITDA as net income or loss before income taxes or benefits, interest expense (net), depreciation and amortization, transaction costs, asset impairments and closed store expenses and other income and expense items unrelated to operating performance. The Company considers adjusted EBITDA to be an important measure of performance from core operations because adjusted EBITDA excludes various income and expense items that are not indicative of the Company’s operating performance. The Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. The Company also believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance. The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity. The following table provides a reconciliation of net loss to adjusted EBITDA:

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
(unaudited; in thousands)	July 13, 2008	July 15, 2007	July 13, 2008	July 15, 2007
Net loss	$ (8,065)	(2,723)	(15,653)	(5,472)
Provision for income taxes	141	-	322	-
Interest, net	8,026	7,217	18,303	16,698
Depreciation and amortization	5,764	5,769	13,370	12,890
Transaction costs	-	568	-	752
Asset impairments and closed store expenses	477	(146)	553	9
Pre-opening expenses	164	271	325	434
Management fees	825	825	1,926	1,926
Other items	17	370	529	351
Adjusted EBITDA	$ 7,349	12,151	19,675	27,588

About the Company

Perkins & Marie Callender’s Inc. operates two restaurant concepts: (1) full-service family dining restaurants, which serve a wide variety of high quality, moderately-priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and (2) mid-priced, casual-dining restaurants specializing in the sale of pie and other bakery items under the name Marie Callender’s Restaurant and Bakery. As of July 13, 2008, the Company owned and operated 164 Perkins’ restaurants and franchised 318 Perkins’ restaurants. The Company also owned and operated 77 Marie Callender’s restaurants, one Callender’s Grill, the East Side Mario’s restaurant and 12 Marie Callender’s restaurants under partnership agreements. Franchisees owned and operated 41 Marie Callender’s restaurants and one Marie Callender’s Grill.

CONFERENCE CALL

Perkins & Marie Callender’s Inc. has scheduled a conference call for Wednesday, September 3, 2008, at 10:00 a.m. (CT) to review the second quarter of 2008 earnings.  The dial-in number for the conference call is (866) 207-2203 and the access code number is 59911422. A taped playback of this call will be available two hours following the call on Wednesday, September 3, 2008, through midnight (CT) on Tuesday, September 9, 2008. The taped playback can be accessed by dialing (800) 642-1687 and by using access code number 59911422.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology.

Perkins & Marie Callender’s Inc. has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Some of the key factors that could cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements include the following:

•	general economic conditions and demographic patterns;
•	our substantial indebtedness and our ability to comply with the covenants in our debt instruments;
•	competitive pressures and trends in the restaurant industry;
•	prevailing prices and availability of food, supplies and labor;
•	relationships with franchisees and financial health of franchisees;
•	our ability to integrate acquisitions;
•	our development and expansion plans; and
•	statements covering our business strategy.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Perkins & Marie Callender’s Inc. does not undertake and specifically declines any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PERKINS & MARIE CALLENDER’S INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Second Quarter Ended July 13, 2008	Second Quarter Ended July 15, 2007	Year-to-Date Ended July 13, 2008	Year-to-Date Ended July 15, 2007
REVENUES:
Food sales	$ 123,953	122,702	297,421	291,590
Franchise and other revenue	7,013	7,408	15,945	16,806
Total revenues	130,966	130,110	313,366	308,396
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	37,159	33,685	87,561	81,008
Labor and benefits	43,199	42,048	102,688	100,369
Operating expenses	34,168	32,590	81,121	76,684
General and administrative	10,098	10,676	25,115	24,900
Transaction costs	-	568	-	752
Depreciation and amortization	5,764	5,769	13,370	12,890
Interest, net	8,026	7,217	18,303	16,698
Asset impairments and closed store expenses	477	(146)	553	9
Other, net	(31)	344	(90)	314
Total costs and expenses	138,860	132,751	328,621	313,624
Loss before income taxes and minority interests	(7,894)	(2,641)	(15,255)	(5,228)
Provision for income taxes	(141)	-	(322)	-
Minority interests	(30)	(82)	(76)	(244)
NET LOSS	$ (8,065)	(2,723)	(15,653)	(5,472)

PERKINS & MARIE CALLENDER’S INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par and share amounts)

	July 13,	December 30,
	2008	2007
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 2,846	19,032
Restricted cash	8,757	10,098
Receivables, less allowances for doubtful accounts of $732
and $1,542 in 2008 and 2007, respectively	17,550	17,221
Inventories	14,151	13,239
Prepaid expenses and other current assets	5,887	5,732
Total current assets	49,191	65,322

PROPERTY AND EQUIPMENT, net of accumulated
depreciation and amortization of $119,427 and $109,441 in
2008 and 2007, respectively	98,451	99,311
INVESTMENT IN UNCONSOLIDATED PARTNERSHIP	43	53
GOODWILL	30,038	30,038
INTANGIBLE ASSETS, net of accumulated amortization of
$18,824 and $17,494 in 2008 and 2007, respectively	151,986	153,316
DEFERRED INCOME TAXES	226	242
OTHER ASSETS	14,107	14,660
TOTAL ASSETS	$ 344,042	362,942

LIABILITIES AND STOCKHOLDER'S INVESTMENT

CURRENT LIABILITIES:
Accounts payable	$ 25,721	25,559
Accrued expenses	50,125	52,621
Accrued income taxes	235	-
Franchise advertising contributions	6,509	5,940
Current maturities of long-term debt and capital lease obligations	1,386	9,464
Total current liabilities	83,976	93,584

CAPITAL LEASE OBLIGATIONS, less current maturities	13,882	11,987
LONG-TERM DEBT, less current maturities	301,626	298,009
DEFERRED RENT	14,467	13,467
OTHER LIABILITIES	15,710	15,520

MINORITY INTERESTS IN CONSOLIDATED PARTNERSHIPS	185	333

STOCKHOLDER'S INVESTMENT:
Common stock, $.01 par value; 100,000 shares authorized;
10,820 issued and outstanding	1	1
Additional paid-in capital	137,738	137,923
Accumulated other comprehensive income	78	86
Accumulated deficit	(223,621)	(207,968)
Total stockholder's investment	(85,804)	(69,958)
TOTAL LIABILITIES AND STOCKHOLDER'S INVESTMENT	$ 344,042	362,942

PERKINS & MARIE CALLENDER’S INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year-to-Date Ended July 13, 2008	Year-to-Date Ended July 15, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (15,653)	(5,472)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	13,370	12,890
Asset impairment costs	517	394
Amortization of debt discount	178	173
Other non-cash income and expense items	(180)	309
Loss (gain) on disposition of assets	36	(385)
Minority interests	76	244
Equity in net loss of unconsolidated partnership	10	35
Net changes in operating assets and liabilities	1,107	(12,055)
Total adjustments	15,114	1,605
Net cash used in operating activities	(539)	(3,867)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,666)	(11,190)
Proceeds from sale of assets	-	3
Net cash used in investing activities	(11,666)	(11,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayment of) revolver, net	(3,800)	10,500
Repayment of capital lease obligations	(242)	(403)
Repayment of other long-term debt	(760)	(510)
Debt amendment costs	(1,056)	-
Lessor financing of new restaurants	2,286	-
Distributions to minority partners	(224)	(200)
Repurchase of equity ownership units	(185)	-
Net cash (used in) provided by financing activities	(3,981)	9,387

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,186)	(5,667)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	19,032	9,069
Balance, end of period	$ 2,846	3,402